                                                                   EXHIBIT 10.31

                       [GENAISSANCE PHARMACEUTICALS LOGO]

                                               May 25, 2006

Kevin Rakin
14 Side Hill Road
Westport, CT 06880

Dear Kevin:

      Since the termination of your employment with Genaissance Pharmaceuticals, Inc. (the "Company") in October 2005, you, the Company and the Company's parent, Clinical Data, Inc. (the "Parent"), have disputed amounts owed to you under your employment agreement dated January 1, 2004 (the "Employment Agreement").

      This letter follows up on the negotiations we have had concerning the separation of your employment with the Company and, among other things, is intended as a resolution of the above-mentioned disputes. The Company is offering to you certain severance and other terms and benefits in exchange for the general release of claims and other terms set forth below. The specific terms of our agreement (the "Agreement") are as follows:

      1. TERMINATION OF EMPLOYMENT. Your employment with the Company terminated effective October 31, 2005 (your "Termination Date"). The Company has paid you all wages earned and any accrued and unused vacation time in accordance with the Company's policies through your Termination Date.

      2.    SEVERANCE PAY AND BENEFITS.

            (a) Severance Pay. The Company (a) has paid you a one-time lump sum payment in the total gross amount of one hundred thousand dollars ($100,000) on or about the date hereof and (b) will pay you a one-time lump sum payment in the total gross amount of four hundred twenty-three thousand five hundred dollars ($423,500), in the case of both (a) and (b) less appropriate income and employment tax withholdings as determined by the Company in good faith and any authorized deductions (the "Severance Payment"); provided, however that no payment shall be made under clause (b) above until the later of either the Company's next regular payroll period following May 31, 2006 or the expiration of the Revocation Period defined in paragraph 8 below. In addition, the Company agrees that it shall not offset from the Severance Payment the value of the 2,500 shares of the Parent's common stock, par value $0.01 (the "Common Stock") and the 1,250 warrants to purchase Common Stock issued to you on or about November 17, 2005 (valued at the time of investment at forty-eight thousand nine hundred six dollars and twenty-five cents ($48,906.25)) which may be subject to taxation in accordance with applicable law.

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Kevin Rakin
Page 2

            (b) Taxes and Filing. Except as provided by Section 13(b) subparagraphs (iii) through (vi) of your Employment Agreement, you acknowledge that you shall be solely responsible for the satisfaction of any income, employment or other taxes, interest or penalties that may be assessed against you. Neither the Company nor its affiliates, nor any of their directors, agents, or employees shall have any obligation to indemnify or hold you harmless from any or all of such taxes. You agree to indemnify and hold the Company harmless from any claims and expenses the Company may incur as a result of any failure by you to pay taxes which might be due as a result of receiving compensation from the Company under this Agreement or otherwise. You shall be responsible for making all filings under Section 16 of the Securities and Exchange Act of 1934, as amended.

            (c) Legal fees. The Company agrees to reimburse you for legal fees and expenses actually incurred in connection with the negotiation of this Agreement up to a maximum amount of fifteen thousand dollars ($15,000). To receive reimbursement for legal fees and expenses contemplated by this paragraph 2(c), you must submit invoices for such fees and expenses (with any privileged information redacted) to Caesar Belbel, the Company's Executive Vice President and Chief Legal Counsel, at the Company's headquarters. Payment for legal fees will be made on the Company's next regularly scheduled payroll period following submission and review of the fee invoices.

            (d) Health and Dental Insurance. Upon the termination of your employment, you and your dependents may be eligible to continue your health and/or dental insurance coverage under Company-sponsored plans, if any, pursuant to the federal law known as COBRA. You have elected COBRA continuation coverage. The Company has paid the full monthly premium cost and any monthly administrative fee for such continuation coverage (the "COBRA Premium") since the Termination Date and will continue pay the COBRA Premium for a total period of 18 months following your Termination Date. Your rights and obligations under such insurance plans shall be governed by the specific terms of the plans and COBRA. Information concerning COBRA rights, coverage and election has been sent to you under separate cover. In the event you obtain health and/or dental insurance coverage through other employment prior to the expiration of the 18-month period of COBRA Premium payments described herein, the Company's obligation to continue to provide such COBRA Premium payments shall cease as of the effective date of such coverage. Should you obtain such coverage, you agree to promptly notify Mr. Belbel in writing at the Company's headquarters.

            (e) Accelerated Vesting of Stock Options and Extension of Exercise Period. The parties agree that, pursuant to Section 13(c) of your Employment Agreement, your unvested stock options and restricted stock of the Parent vested completely effective as of your Termination Date. You may exercise any of the vested options of the Parent as set forth on the attached Exhibit A until and including October 31, 2006. Except for the accelerated vesting and exercise period described in this paragraph 2(e), your rights and obligations concerning all options shall be governed by the terms and procedures of the applicable option grants and agreements.

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Kevin Rakin
Page 3

            (f) Other Benefits. Except as specifically set forth in this Agreement, your right to, and participation in, all employee benefit plans of the Company and the Parent terminated as of your Termination Date in accordance with the specific terms of each plan.

            (g) Consulting Arrangements. (i) You, the Company and the Parent have been operating under a consulting arrangement in which you devote up to forty percent (40%) of your full business time and effort to matters concerning the Company and/or the Parent, as directed by the Parent's Chief Executive Officer, in exchange for a payment of twenty thousand dollars ($20,000) per each full month of service, payable monthly in arrears. This consulting arrangement terminated effective April 15, 2006 and the parties agree that the payment in-full for your services for one-half of the month of April was ten thousand dollars ($10,000).

            (ii) Effective April 16, 2006, the parties will operate under a new consulting arrangement that will continue through March 31, 2007, during which time you shall provide consulting services to the Company by mutual agreement between you and the Parent's Chief Executive Officer on an as-needed basis, but in no event in excess of forty percent (40%) of your full business time and effort per month. As compensation for your past services as a consultant and for future services as a consultant described in this subparagraph (ii), the Company agrees to grant to you seventy thousand (70,000) fully vested non-qualified stock options to purchase Common Stock with an exercise price equal to the closing price of the Common Stock on the Nasdaq National Market as of the date of the grant. These options shall be issued pursuant to the Parent's 2005 Equity Incentive Plan and will be subject to the standard non-qualified stock option grant agreement promulgated thereunder. The term of these options shall be 10 years. These options shall be exercisable at any time during your service as a director of the Parent and for five (5) years following the termination of your service as a director of the Parent, subject in all cases to the 10-year term of the options. Your rights and obligations concerning such stock options shall be governed in all respects by the terms and procedures of the 2005 Equity Incentive Plan and the applicable option grant agreement. The date of the grant under this paragraph 2(g)(ii) shall be May 12, 2006.

            (j) Compensation for Service as Director. Upon the conclusion of the initial consulting arrangement described in paragraph 2(g)(i) above, and provided that you are not employed by the Parent or the Company, you shall be eligible to receive director's fees for your service on the Board on the same terms, conditions and basis as other non-employee directors of the Board on a pro-rated basis (pro-rated monthly) through the date of the Company's next annual meeting of stockholders, currently scheduled for September 21, 2006.

      3. RETURN OF COMPANY PROPERTY. You agree to return to the Company: (a) all originals and copies of all proprietary or confidential information and trade secrets of the Company and the Parent, whether in print, electronic or other form;

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Kevin Rakin
Page 4

(b) all originals and copies of Company and Parent files and customer files, whether in print or electronic form; (c) all identification cards, keys, or other means of access to the Company or Parent; and (d) any other property of the Company and Parent in your possession, custody or control (collectively "Company Property"). The parties expressly agree that the term "Company Property" shall not include information, materials and things that you must retain in your possession in order to reasonably discharge your duties under your consulting arrangement with the Company or in your role on the Clinical Data Board of Directors. You represent that as of the date of this letter you have returned all such Company Property.

      4. NONDISPARAGEMENT. You agree that you will not make, and that you will not allow or instruct any other party to make, whether in oral, print, electronic or other form, any false, disparaging or derogatory remarks about, or refer negatively to your association with, the Parent, the Company, their affiliates, their products and services, their past or present officers, directors, trustees, employees or any other Released Party defined in paragraph 7.

      5. CONFIDENTIALITY. You agree to keep the existence, terms and negotiations of this Agreement strictly confidential and shall not disclose these matters to anyone, in words or in substance, except: (a) to your attorneys, financial advisors, and immediate family members, provided that they first agree to keep all such matters confidential; (b) to any taxing authority; and (c) to the extent required by law or to the extent necessary to enforce rights under this Agreement; provided however that if you anticipate or are required to make disclosure pursuant to this subsection, you shall inform the Parent's Chief Executive Officer in advance of any disclosure at least ten (10) days prior to such disclosure whenever possible, and where not possible, you shall provide as much advance notice as possible. Nothing in this Agreement shall limit the rights of any government agency or any party's right of access to, participation or cooperation with any government agency.

      6. NON-FILING OF COMPLAINT OR CHARGES. You represent that you have not filed or asserted any cause of action, claim, charge or other action or proceeding against the Company or any Released Party, defined in paragraph 7.

      7. GENERAL RELEASE. As a material inducement to the Parent and the Company to enter into this Agreement, and in consideration of the severance pay and benefits and other good and valuable consideration, the receipt and sufficiency is hereby acknowledged, you, on behalf of yourself, your heirs, administrators, representatives, executors, successors, and assigns, hereby irrevocably and unconditionally release, acquit, and forever discharge Genaissance Pharmaceuticals, Inc. and its predecessors, parents, subsidiaries, affiliates, divisions, any related entity, successors and assigns, and all of their current and former agents, officers, directors, shareholders, employees, members, trustees, fiduciaries, representatives, attorneys and all persons acting by, through, under or in concert with any of them (the "Released Parties") from any and all charges, complaints, claims, liabilities,

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Kevin Rakin
Page 5

obligations, promises, agreements, damages, causes of action, suits, demands, losses, debts, and expenses of any nature whatsoever, known or unknown ("Claims") which you have, had or claim to have against any Released Party up to and including the Effective Date of this Agreement. This General Release of Claims shall include, without limitation, Claims relating to your employment and separation from employment with the Company, Claims of discrimination under the common law or any federal or state statute (including, without limitation, the Civil Rights Act of 1964, the Americans with Disabilities Act and the Age Discrimination in Employment Act, all as amended), Claims for wrongful discharge, Claims for the payment of any salary, wages, bonuses, commissions, vacation pay, severance pay or benefits, Claims relating to stock or stock options, Claims relating to the payment of taxes, including without limitation any taxes that may be assessed under Sections 409A or 4999 of the Internal Revenue Code, Claims of detrimental reliance, and all other statutory, common law, tort, contract or other Claims of any nature whatsoever, to the fullest extent permitted by law. This General Release of Claims does not apply to any Claims concerning a breach of this Agreement or any claims arising after the Effective Date of this Agreement. With respect to the Claims you are waiving herein, you acknowledge that you are waiving your right to receive money or any other relief in any action instituted by you or on your behalf by any other person, entity or government agency. To the fullest extent permitted by law, you further agree that if any agency or court assumes jurisdiction over any complaint or charge on your behalf against any Released Party, you will request immediate dismissal of the matter.

      8. NOTICE AND RIGHT TO CONSIDER. You are advised to consult with an attorney before executing this Agreement. You represent and acknowledge that you have been advised to consult with an attorney and that you have been represented by the attorney of your choosing, Louis A. Rodriques, Esquire, during the negotiation of this Agreement, that you have consulted with your attorney before executing this Agreement, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement. You acknowledge that you have been given up to twenty-one (21) days from the date you receive this letter to complete your review and sign it. You acknowledge that if you sign this Agreement prior to the expiration of the twenty-one (21) day period that you did so voluntarily. You will also have seven
(7) days following your execution of this Agreement to revoke it (the "Revocation Period"). If you wish to revoke your acceptance of this Agreement, you must submit your revocation in writing to the Company's Chief Executive Officer within the time period set forth above. The terms of this Agreement shall not become effective or enforceable until after the expiration of the Revocation Period. The effective date of this Agreement shall be the day immediately following the expiration of the Revocation period (the "Effective Date").

      9. COOPERATION. You agree that you will cooperate and assist the Parent and the Company in the future in the event that the Parent or the Company is presented with legal issues as to which you have relevant information and knowledge. To the extent such cooperation is required, the Parent and the Company each agrees

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Kevin Rakin
Page 6

to reimburse you for reasonable out-of-pocket expenses actually incurred in connection with providing such cooperation so long as such expenses are approved in advance.

      10. ENTIRE AGREEMENT. This Agreement constitutes the full understanding and entire Agreement between you, the Parent and the Company and supersedes any other agreements of any kind, whether oral or written, formal or informal; provided however, that you will adhere to and honor all covenants and obligations to the Company, its parents, its affiliates and its successors and assigns as may be set forth in any agreement between you and the Company which survive termination of your employment, including, without limitation, that you shall remain bound by your continuing obligations to preserve the Company's trade secrets, intellectual property, and confidential information and that you shall remain bound by Sections 7 through 11 of your Employment Agreement, which contain non-competition, non-solicitation, confidentiality and inventions covenants for the period through October 31, 2006. Notwithstanding the foregoing, you acknowledge that, while a member of the Parent's board of directors, you continue to be subject to your fiduciary obligations to the Parent, the Company and their stockholders and that nothing in this agreement or in your Employment Agreement purports to alter such obligations. You acknowledge and agree that, except for those obligations contained herein, the Parent and the Company have fulfilled and satisfied all of their obligations under any and all agreements between you and the Company including, without limitation, the Employment Agreement, and neither the Parent nor the Company has further obligations thereunder, or under any other agreements, employment or otherwise. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party, except as specifically set forth in this Agreement. The parties represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any other promise, inducement, representation or statement, whether oral or in writing, made by the other or by the other's agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement. This Agreement may be modified only by a writing signed by the parties.

      11. MISCELLANEOUS. The parties agree that the failure of a party at any time to require performance of any provision of this Agreement shall not affect, diminish, obviate or void in any way the party's full right or ability to require performance of the same or any other provision of this Agreement at any time thereafter.

      This Agreement shall inure to the benefit of and shall be binding upon you, your heirs, administrators, representatives, executors, successors and assigns and upon the successors and assigns of the Company.

      This Agreement shall be construed in accordance with and governed by the laws of the State of Connecticut.

      Should any portion, term or provision of this Agreement be declared or determined by any court to be illegal, invalid or unenforceable, the validity or the

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Kevin Rakin
Page 7

remaining portions, terms and provisions shall not be affected thereby, and the illegal, invalid or unenforceable portion, term or provision shall be deemed not to be part of this Agreement.

      The headings of the paragraphs of this Agreement are for convenience only and are not binding on any interpretation of this Agreement.

                                      * * *

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Kevin Rakin
Page 8

      If you wish to accept this Agreement, please sign and date the Agreement below and return it to me within the time period specified in paragraph 8.

      We wish you every success for the future.

                                        Sincerely,

                                        /s/ Caesar J. Belbel
                                        ----------------------------------------
                                        Caesar J. Belbel
                                        Executive Vice President and
                                        Chief Legal Officer, Clinical Data, Inc.

BY SIGNING THIS AGREEMENT, I STATE THAT I HAVE READ IT, I UNDERSTAND IT, I HAVE REVIEWED IT WITH MY ATTORNEY, I AGREE WITH EVERYTHING IN IT AND I HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY.

    /s/ Kevin Rakin
-------------------------------------
Kevin Rakin

Date: May 25, 2006

cc:   Louis A. Rodriques, Esq.
      Bingham McCutchen LLP
      150 Federal Street
      Boston, MA 02110

                                    EXHIBIT A

                                                                             ORIGINAL TERM TO
                                                                               EXERCISE CLDA
                                                                             OPTIONS (PURSUANT
                        GENAISSANCE                        ORIGINAL CLDA    TO SECTION 13(c) OF
                     OPTIONS GRANTED &   CONVERTED TO   EXERCISE PRICE PER      EMPLOYMENT
ORIGINAL GRANT DATE       VESTED         CLDA OPTIONS          SHARE            AGREEMENT)
-------------------  -----------------  --------------  ------------------  -------------------
     10-Apr-00            400,000               26,000       $ 184.62             31-Oct-06
     22-Oct-01            100,000                6,500       $  58.47             31-Oct-06
     21-Mar-02             50,000                3,250       $  38.47             31-Oct-06
      2-May-02             50,000                3,250       $  76.93             31-Oct-06
     15-Nov-02             75,000                4,875       $  13.08             31-Oct-06
      9-Dec-03            106,043                6,892       $  39.39             31-Oct-06
      9-Dec-03             33,957                2,207       $  39.39             31-Oct-06
     27-Apr-04             10,280                  668       $  57.54             31-Oct-06
     27-Apr-04             49,720                3,231       $  57.54             31-Oct-06
      7-Jan-05             41,141                2,674       $  33.85             31-Oct-06
      7-Jan-05             93,859                6,100       $  33.85             31-Oct-06
                                        --------------
                                        Total = 65,647
                                        ==============